                                                                   EXHIBIT 99.1





NEWS RELEASE


         St. Clair Shores, MI -- March 25, 2004 -- Federal Screw Works (NASDAQ:FSCR) announced today that it had dismissed Ernst & Young LLP as its independent auditor and engaged Crowe Chizek and Company LLC as its new independent auditor for the audit for the fiscal year ending June 30, 2004, commencing with the Company's March 31, 2004 quarterly review.

         Crowe Chizek and Company LLC was founded in 1942 and today is the 9th largest CPA and consulting firm in the U.S. They serve clients domestically from 17 offices throughout the Midwest and Southeast and internationally as the leading North American member of Horwath International.

         Federal Screw Works is a domestic manufacturer of industrial component parts consisting of locknuts, bolts, piston pins, studs, bushings, shafts and other machined, cold formed, hardened and/or ground metal parts. Production is in high-volume job lots to the specification of original equipment manufacturers and sold to them for incorporation into their assemblies. The majority of these sales are to manufacturers of automobiles and trucks, with the balance being mainly to manufacturers of nonautomotive durable goods.